SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __)

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to Section 240.14a-12

Extended Systems Incorporated

(Name of Registrant as Specified In Its Charter)

Sybase, Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 011(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Filed by Sybase Pursuant to Rule 14a-12
Under the Securities Exchange Act of 1934
Subject Company: Extended Systems Incorporated
Commission File No.: 000-23597
The following is an e-mail sent by John Chen to employees of Extended Systems Incorporated on August 1, 2005 in connection with the merger and other transactions contemplated by the Agreement and Plan of Merger, dated July 28, 2005, by and among Sybase, Inc., Ernst Acquisition Corporation and Extended Systems Incorporated.
SUBJECT: A message from John Chen
AUDIENCE: Extended Systems Employees
DATE: 8/1
Dear Extended Systems Employees,
We, at Sybase, look forward to welcoming you to the Sybase and iAnywhere family. We are excited about the possibilities for our combined company and are optimistic that the transaction will receive stockholder and regulatory approval and be completed in the next few months.
Combining Sybase and Extended Systems will allow us to further our vision of the Unwired Enterprise, which we define as the secure delivery of enterprise information anywhere, anytime from any location.
At Sybase, we place a high priority in creating a professionally challenging yet supportive environment. Like Extended Systems, Sybase was founded over 20 years ago, and our track record of success is due primarily to the efforts of dedicated employees. When you join the team, you can expect to find great opportunities in a company that is committed to technology innovation.
We continuously strive to provide a respectful work environment that promotes workplace excellence. Over the years, Sybase has received prominent recognition for our ongoing commitment to our employees, community and industry. Recently, we were presented with the Bay Area Business Journal’s Best Places to Work Award, EPA’s Best Workplaces for Commuters Award and Software and Information Industry Association’s Codie Award for Best Mobile Content Service. We are proud to have earned these and other awards for our workplace culture, contributions to the community as well as leadership in technology innovation.
This week, a team of Sybase and iAnywhere management and human resources representatives will be visiting your campus to provide you information about us. The team will also hold one-on-one “Get to Know You, Get to Know Us” sessions.
Our team is excited to meet you, and I am confident that we will learn a lot from each other through this visit. We will be communicating with you every step of the way in the closing and integration process. Again, we look forward to welcoming you on board!

Sincerely,

John S. Chen
Chairman, CEO & President
Sybase, Inc.

FORWARD LOOKING STATEMENTS: Statements concerning the benefits of Sybase’s acquisition of Extended Systems, future growth and Sybase’s plans following completion of the acquisition are by nature “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of uncertainties and risks and cannot be guaranteed. Factors that could cause actual events or results to differ materially include the risk that the acquisitions may not be consummated in a timely manner, if at all, risks regarding employee relations, risks relating to shifts in customer demand, rapid technological changes, competitive factors and unanticipated delays in scheduled product availability and other risks concerning Sybase and its operations that are detailed in Sybase’s periodic filings with the SEC, including its most recent filings on Form 10-K and Form 10-Q.
Additional Information and Where to Find It
In connection with the merger, Extended Systems has agreed to file a proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission (SEC). STOCKHOLDERS OF EXTENDED SYSTEMS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting Investor Relations, Extended Systems, 5777 North Meeker Avenue, Boise, Idaho 83713 (Telephone: 800-235-7576 ext. 6276). In addition, documents filed with the SEC by Extended Systems will be available free of charge at the SEC’s web site at http://www.sec.gov.
Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Extended Systems in connection with the transaction, and their interests in the solicitation, will be set forth in a proxy statement that will be filed by Extended Systems with the SEC.